Exhibit 23.3

CONSENT OF REPORT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1997 Stock Option Plan, 1998 Stock Option Plan, 2000 Stock Option Plan, 2004 Stock Option Plan, 2006 Stock Option and Incentive Plan and 2006 Employee Stock Purchase Plan of LeMaitre Vascular, Inc. of our report dated May 26, 2006 with respect to the statements of operations and cash flows of Endomed for the year ended December 31, 2004 and the period from January 1, 2005 to February 2, 2005 included in LeMaitre Vascular, Inc.’s Registration Statement on Form S-1 (File No. 333-133532), as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Boston, Massachusetts
October 18, 2006